2 Year Market-Linked Securities Linked to the Worst of RTY and SPX
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Russell 2000® Index (ticker: “RTY”) and the S&P 500® Index (ticker: “SPX”)
Pricing date:	December 20, 2024
Valuation date:	December 21, 2026
Maturity date:	December 24, 2026
Return amount:	$1,000 × the underlying return of the worst performer × the upside participation rate
Upside participation rate:	100.00%
Maximum return at maturity:	At least 31.00%*
Maximum loss at maturity:	$50.00 per security (5.00% of the stated principal amount).
CUSIP / ISIN:	17333AP86 / US17333AP863
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (i) its final underlying value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	The underlying with the lowest underlying return
Payment at maturity:
You will receive at maturity for each security you then hold:
•
If the final underlying value of the worst performer is greater than its initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity
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If the final underlying value of the worst performer is less than or equal to its initial underlying value: $1,000 + ($1,000 × the underlying return of the worst performer), subject to the maximum loss at maturity
If the worst performer depreciates from its initial underlying value to its final underlying value, you will be exposed to that depreciation up to the maximum loss at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing up to the maximum loss at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated December 6, 2024
* The actual maximum return at maturity will be determined on the pricing date.
** The diagram and the hypotheticals assume the lowest return at maturity.
Hypothetical Payment at Maturity per Security**
■ The Worst Performer	■ The Securities
	Hypothetical Worst Underlying Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
	100.00%	31.00%	$1,310.00
C	50.00%	31.00%	$1,310.00
	31.00%	31.00%	$1,310.00
	30.99%	30.99%	$1,309.90
B	25.00%	25.00%	$1,250.00
	0.00%	0.00%	$1,000.00
	-5.00%	-5.00%	$950.00
A	-25.00%	-5.00%	$950.00
	-50.00%	-5.00%	$950.00

Selected Risk Considerations	Additional Information
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You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the securities only if the worst performer appreciates from its initial underlying value to its final underlying value. If the final underlying value of the worst performer is less than its initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which its final underlying value is less than its initial underlying value, subject to the maximum loss at maturity.
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Although the securities limit your loss to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the worst performer declines or does not appreciate from its initial underlying value to its final underlying value.
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Your potential return on the securities is limited to the maximum return at maturity.
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The securities do not pay interest.
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The securities are subject to heightened risk because they have multiple underlyings.
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The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
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You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.
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You will not receive dividends or have any other rights with respect to the underlyings.
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Your payment at maturity depends on the closing value of the worst performer on a single day.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The Russell 2000® Index is subject to risks associated with small capitalization stocks.
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The issuer and its affiliates may have conflicts of interest with you.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.